Exhibit 10.14

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY ASTERISKS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

CONFIDENTIAL

Contract No. ______________

DIGITAL DISTRIBUTION AGREEMENT

This Digital Distribution Agreement, effective as of March 25, 2011 (the “Effective Date”), is made by and between EMI Music Marketing, a division of Capitol Records, LLC, a Delaware limited liability company with offices at c/o EMI Music North America, 150 Fifth Avenue, New York, New York 10011 (“EMI”) and Liquid Spins, a division of Malemark, Inc., a Colorado corporation with offices at 5525 Erindale Drive, Suite 200, Colorado Springs, CO 80918 (“Distributor”). “Agreement” means the terms and conditions set out in this agreement, including Exhibit 1 (Definitions), Exhibit 2 (Reporting and Audit Guidelines), Exhibit 3 (Sales File Formats), Exhibit 4 (Content Supply Specifications), Exhibit 5 (Parental Advisory Guidelines), Exhibit 6 (Retail Channels/Distributors), and each Schedule executed by the parties.  The Agreement, including all Exhibits and Schedules but excluding the Product Schedules, shall be referred to herein as the “Basic Agreement.”  Other capitalized terms shall have the meanings set out herein or given to them in Exhibit 1 (Definitions).

1. INITIAL SCHEDULES

1.1 The parties have entered into the following Schedule(s) concurrently with the Basic Agreement.  No Schedule(s) shall be valid unless it has been executed by the parties.

SCHEDULE(S)
Product Schedule A.2 – Full-Track Audio Downloads: Fixed-Line Only

1.2 This Agreement may contain references to Products for which Distributor has not entered into a Schedule to Distribute.  For the avoidance of doubt, Distributor shall not be entitled to Distribute any EMI Content in any form except as specifically authorized in a Schedule.

2. CONSTRUCTION

2.1 General.  If there is any conflict or inconsistency between a term in the Basic Agreement and a term in any of the Product Schedules, the term in the Product Schedules shall take precedence.  To the extent the parties enter into any additional Schedules during the Term subsequent to the Effective Date, each such Schedule will take effect as of the “effective date” set out in such Schedule and have its own duration (each such term, a “Schedule Term”).  Accordingly, the Basic Agreement shall be co-terminus with respect to each Product Schedule on a Schedule-by-Schedule basis.

2.2 Interpretation.  The headings of this Agreement are for convenience only and shall not affect its interpretation.

3. TERM

This Agreement shall take effect on the Effective Date and, unless terminated earlier, shall expire on the later of (a) twelve  (12) months thereafter (the “Initial Term”), or (b) the last expiration date of any Schedule Term (collectively, the “Term”).  For the avoidance of doubt, the Basic Agreement shall be in effect after the Initial Term solely in respect of any Schedule with a Schedule Term extending beyond the Initial Term.

4. AUTHORIZED CONTENT

4.1 Authorized Items.  This Agreement applies only to each Authorized Track, Authorized Video and Authorized Graphic made available to Distributor by EMI hereunder and only to the extent authorized by the applicable Product Schedule and only within the limits identified in the associated Product Data.  EMI makes no representation regarding a minimum quantity of Master Recordings or Master Copies that EMI shall make available to Distributor for Distribution pursuant to this Agreement.

4.2 Content Supply and Updates.  At Distributor’s expense, EMI shall supply, or procure the supply, to Distributor of copies of Authorized Items and associated Product Data from EMI or a source approved by EMI in writing (an “Approved Source”), in accordance with the applicable Product Schedule and otherwise in accordance with this Agreement, including but not limited to the provisions of Section 8.1(c) below and Exhibit 4 attached hereto (the “Content Supply”).  The terms and conditions for Content Supply may be modified at any time by EMI in its sole discretion by written notice to Distributor.  Distributor shall implement any required changes to such terms and conditions within thirty (30) days after written notice from EMI.  Use of EMI Content obtained from any entity other than EMI or an Approved Source is a material breach of this Agreement.  From time to time, EMI (or its Approved Source) may deliver to Distributor additional Authorized Items and associated or revised Product Data and Distributor shall promptly (but no later than three (3) days after EMI (or the Approved Source) furnishes Distributor with such updated Product Data) implement any new Authorized Items (subject to Section 5.2(f) below and all other relevant terms of this Agreement) or substitute the same for any pre-existing metadata files.  To the extent Product Data contains any information regarding composers or lyricists of the musical composition embodied in a Master Recording, Distributor acknowledges that the information is supplied on an “as is” basis and EMI makes no representation or warranty as to its completeness or accuracy.

CONFIDENTIAL

4.3 Withdrawal of Authorized Items.  EMI may modify or remove, from time to time and for any reason (including without limitation, as a result of issues relating to artist relations, contractual restrictions or legal claims), any or all Authorized Items, on a per Product basis or otherwise, by furnishing Distributor with revised Product Data or by otherwise notifying Distributor (including via e-mail).  If EMI withdraws any Authorized Items, Distributor shall, and shall cause all Distributor Affiliates (as defined in Section 14.1(a) of this Agreement), to cease any further Distribution of the affected Authorized Items in their entirety or in the manner indicated by EMI as promptly as practicable, but not later than three (3) days after EMI furnishes Distributor with such updated Product Data or other notification.

4.4 Availability of Content.  Without limiting the foregoing, and without prejudice to EMI’s rights at law or in equity, or under Section 13 (Termination), EMI may immediately, upon notice to Distributor, withdraw any or all Authorized Items if Distributor:  (a) is overdue on any payments owed to EMI until no such overdue payments remain; or (b) is in breach of Section 7.1 (Rights of EMI) until Distributor cures such breach; and, in each case, Distributor and all Distributor Affiliates shall cease any further Distribution in the Territory as promptly as practicable, but in no event later than forty-eight (48) hours after EMI furnishes Distributor with such notice.

5. DISTRIBUTION OF AUTHORIZED ITEMS

5.1 Authorizations.  All authorization(s) for Distribution of Authorized Items are set forth in each fully-executed Product Schedule.  Distributor shall comply with all applicable laws, regulations, orders and applicable business codes of conduct in the operation of the Service and Distribution of EMI Content.  References in this Agreement to the Distribution of Authorized Items shall be limited to the Authorized Items for the relevant Product expressly set forth in the attached Product Schedule(s), and references to the Distribution of Authorized Items shall be interpreted accordingly.

5.2 Limitations and Restrictions.

(a)
Except as expressly and specifically authorized in the Product Schedule(s), no other use, copying, sale, distribution, communication, transmission or other exploitation, in any form, of the EMI Content, in whole or in part, by or on behalf of Distributor is permitted. In particular, Distributor shall not provide Master Recordings, Master Copies or copies thereof to any third parties and Distributor may only make such copies of Master Recordings and Master Copies as are necessary to perform its obligations and exercise its rights under this Agreement.

(b)
Each Authorized Item Distributed shall comprise an unmodified digital reproduction of a single Master Recording or Master Copy.  Nothing in this Agreement shall be construed to convey any right to:  (i) transmit or otherwise exploit the audio portion of audio-visual Authorized Items separately from the visual portion or vice versa; or (ii) extract, display or transmit any still image derived from any audio-visual Authorized Item.  EMI may amend the Specifications and Usage Rules for Authorized Items from time to time by written notice to Distributor effective thirty (30) days after such notice is given.

(c)
Except for applying the digital rights management (“DRM”) and other technology solely as necessary to comply with the Specifications, Usage Rules or other requirements of this Agreement, Distributor shall not modify, edit, re-mix, re-sequence, translate or otherwise alter in any way the Authorized Items, Product Data or other EMI Content.  Without limiting the foregoing, Distributor shall not remove any metadata, security device (e.g., digital watermark) or technological protection measure included within the EMI Content.

(d)
Except as expressly authorized in the case of Ringtunes and Video Tunes (if applicable), Distributor shall use its best efforts to prevent any Authorized Items from being loaded on a Terminal Device, an Approved Handset or other mobile wireless device, in each case in such a manner that it may be used as a musical “ringer” (i.e., a so-called audio or audio-visual ringtone, ringtune, master tone, or similar product).

(e)
Except as specifically authorized in a Product Schedule, Distributor may not combine any Authorized Items as pre-selected so-called “bundles,” or with any other content (e.g., audio, video, graphics), product or service (e.g., videos, TV programs, or games) from any source, including, without limitation, other content received from EMI or any of its affiliates.  The foregoing sentence is not intended to prohibit Distributor from advertising a playlist of individual Authorized Items, provided that each Authorized Item in the playlist is made available in accordance with the applicable Product Schedule and is Distributed as an individual Authorized Item.

CONFIDENTIAL

(f)
Unless expressly authorized as described in Section 5.2(g), Distributor shall not Distribute or make available to End Users by any means or media any Authorized Item prior to the designated digital release date for that Authorized Item, which date shall be included in the Product Data for the Authorized Item concerned or otherwise provided to Distributor by EMI in writing (including via e-mail).  For the avoidance of doubt, any Distribution or other exercise of the authorizations under any Product Schedule prior to the applicable release date, shall be a material breach of this Agreement.

(g)
Distributor shall neither offer Authorized Items to potential End Users to pre-order nor Distribute Audio Clips or Video Clips prior to the applicable release date, unless expressly authorized to do so in the ‘Pre-Order Sales Start Date’ field in the relevant Product Data.  For the avoidance of doubt, if the ‘Pre-Order Sales Start Date’ field is blank then Distributor is not authorized to make Authorized Items available prior to the applicable release date.

(h)
Unless specifically authorized in a Product Schedule, Distributor may not make EMI Content available as part of a subscription arrangement and Authorized Items shall be offered on an a la carte basis only.

(i)	If Distributor chooses to offer re-installs of any Product to End Users on a free, reduced-price or other basis, Distributor shall pay to EMI the PPD for each such Product.

(j)
Distributor shall ensure that Digital Downloads are distributed only to End Users.  Distributor shall use all commercially reasonable means to authenticate each potential recipient is an End User prior to distributing the Authorized Items to an Approved Device.

5.3 Territory Controls.  All servers and storage media used by or on behalf of Distributor to process, store Master Recordings or Master Copies or store and/or Distribute Authorized Items shall be owned and/or controlled by Distributor and located in the Territory.  During the Term, Distributor shall at its sole expense ensure its location verification procedures are in accordance with best industry practice for managing territorial limitations in the context of similar transactions to ensure that EMI Content is only Distributed hereunder in those countries of the Territory in which that item of EMI Content is authorized for Distribution and to record the country of sale information in order to comply, inter alia, with its reporting obligations under this Agreement.  At EMI’s request from time to time during the Term, Distributor shall inform EMI of the then-current procedures employed by Distributor to comply with this Section 5.3.

5.4 Distributor’s Facilities, Security.  Distributor shall be solely responsible for providing, at its expense, all systems and communications means necessary to Distribute Authorized Items as permitted hereunder and to otherwise operate the Service. Distributor acknowledges that protecting EMI Content in its custody against any unauthorized access, modification, distribution or use is of high importance and Distributor shall employ then-current best industry practices to protect it.  Upon becoming aware of any breach in security, Distributor shall immediately (a) provide EMI with details regarding such breach. take all necessary actions to secure and protect the EMI Content, and take all necessary actions to remedy such breach, and (b) at EMI’s request, cease all Distribution of any Authorized Items affected by such breach until such breach is cured.

5.5 No Framing or Embedding.  Except as expressly authorized in a Product Schedule, Distributor shall not, and shall not permit third parties, to (including but not limited to End Users), embed, frame or otherwise superimpose any EMI Content into any other Internet site, or sublicense or “syndicate” (as that term is understood in the Internet marketing industry) the EMI Content to any third party (including, but not limited to, so-called "embedding").

6. NOTICES, CREDITS, ADVERTISING, USER DATA AND PUBLICITY

6.1 Notices.  To the extent permitted under applicable law, Distributor shall ensure that the terms of use of the Service through which Authorized Items are Distributed shall at all times be conspicuous, easily accessible to and binding on End Users and include the following:  (a) a statement that all content provided through the Service embodies the intellectual property of a third party, is protected by law and is provided solely for the End User’s personal and non-commercial use; (b) except in the case of Ringtunes and Video Tunes, a prohibition on the use of the applicable Authorized Item as a musical "ringer" in connection with phone calls; (c) a statement that the End User may only make such copies of a Product as are permitted in the applicable Usage Rules or, in the case of a DRM-Free Download, such copies as are reasonably necessary for such End User’s personal and non-commercial use, and that any other copying is expressly prohibited; (d) a prohibition on any redistribution, reproduction, transmission, communication, sale, use, broadcast, public performance, rental or lending, adaptation, sub-license or other use of the content provided through the Service without the prior written consent of the copyright owner; (e) a reservation of the content owners’ rights in law and in equity; and (f) the same restrictions for End Users that apply to Distributor’s use of EMI Content in Section 6.5(b).  Either as part of the terms of use of such Service or otherwise, Distributor shall include a clear statement of the audio quality at which Digital Downloads and DRM-Free Downloads are being Distributed to End Users.  Distributor shall display a standard copyright notice in a legible size in close proximity to each Authorized Item at the point of transmission with at least the same prominence as Distributor displays or otherwise provides access to the equivalent notices of any other provider of similar content.  Distributor shall use commercially reasonable efforts to enforce the terms of use for End Users to the extent permitted under applicable law.

CONFIDENTIAL

6.2 Parental Advisory Label Guidelines.  Distributor shall comply with the labeling guidelines set forth in Exhibit 5 attached hereto entitled “Parental Advisory Guidelines.”

6.3 Use of Titles, Artist Names.  Solely within the Service, Distributor shall identify each Authorized Item made available on the Service by the title of the applicable Master Recording or Master Copy, if applicable, and associated artist(s) as provided in the Product Data (or otherwise made available to Distributor), and, other than as set forth in Section 6.5(a) below, this identification shall be Distributor’s sole use of this information, together with any other information and credits that are required to be displayed under applicable law or that EMI may request.  Any other use of this information, including for the purposes of promoting the Service, Distributor’s products or services generally or any other specific product or service of Distributor, is not authorized under this Agreement.

6.4 Use of EMI Marks.  Distributor shall clearly display the EMI name, logo or such other EMI trademark (e.g., marks of EMI’s label affiliates) in the form provided by EMI adjacent to Authorized Items designated by EMI (individually and collectively, “EMI Marks”) if and to the same extent Distributor displays the identifiers of other creators or distributors of similar content.  Except as specifically authorized pursuant to this Section 6.4, Distributor shall not use any of the EMI Marks without EMI’s prior written consent.  Any goodwill generated through the use of the EMI Marks shall inure solely to the benefit of EMI.  EMI reserves the right to terminate the license to the EMI Marks granted in this Section 6.4 upon five (5) days’ written notice to Distributor if it determines, in its sole discretion, that the Service is not of appropriate quality or is otherwise likely to damage the goodwill associated with the EMI Marks.

6.5 Advertising and Marketing.

(a)
Promoting EMI Content.  During the Term, Distributor shall allocate a minimum of fifteen percent (15%) of its total advertising and marketing budget for products and services of the same or similar type as the Authorized Items in each Product Schedule  to advertise and promote the Authorized Items to prospective End Users (the “EMI Advertising Share”).  The EMI Advertising Share shall be assessed on a per-Product-type basis.  If Distributor fails to allocate its advertising and promotional budget as specified, without limiting any other remedies available to EMI, EMI shall be entitled to immediately terminate this Agreement.  If Distributor offers barter or other in-kind consideration in exchange for advertising or promotional services, the parties shall mutually agree to a fair market value of such consideration and EMI shall be entitled to a corresponding allocation of such fair market value as a portion of the EMI Advertising Share.  The Distributor must obtain the prior written consent of EMI for each advertisement or promotion for or containing the Authorized Items.

(b)
No Endorsements.  Except as specifically set out in a Product Schedule, Distributor shall not display any advertising or promotion (on the Service or otherwise) in any form or manner relating to the EMI Content or any artist associated with it.  In all cases, whether advertising is permitted by EMI or not, Distributor shall: (i) comply with all applicable laws and codes of practice in respect of advertising; (ii) not position any advertising, promotion or sponsorship so as to imply an "endorsement" as between the advertiser or sponsor and EMI or its artists; and  (iii) not, in connection with or in proximity with the EMI Content, advertise or promote with any entity, product or service associated with (A) copying, distributing or facilitating, or of knowingly enabling the copying or distribution of, copyrighted material without authorization; (B) political organizations or (C) products or services for tobacco, pornography, firearms and alcohol and (D) any other product, service or website that is objectionable in the reasonable judgment of EMI, as communicated to Distributor in writing, including via email.  Without prejudice to the generality of the foregoing and without prejudice to EMI’s rights at law or in equity, if EMI requests cessation of a particular advertisement or class of advertisement, Distributor shall cease use of that advertisement or class of advertisement in connection with EMI Content as soon as reasonably practicable and in any event within five (5) business days.  Promptly on EMI’s request, Distributor shall disclose to EMI all actions that it has taken to ensure that the Service complies with this paragraph.  Further, if EMI requests the take down of a Master Recording or Master Copy in its entirety or as Authorized Items Distributed as a particular Product or Products as a result of artist relations issues in connection with advertising activity on the Service (as determined by EMI in its sole discretion), then Distributor shall as soon as reasonably practicable and in any event within twenty-four (24) hours of receipt of such request (x) cease making the Master Recording or Master Copy available as Authorized Item(s) in their entirety or as Authorized Items Distributed as a particular Product or Products or (y) cease the relevant advertising activity on the Service in relation to the artist(s).

(c)
Artist Sign-Up.  Distributor shall include a link from each point on the Service where an EMI recording artist is referenced to EMI’s sign up functionality for newsletters from that artist and/or to the artist website designated by EMI in writing to Distributor (which may be communicated by email).

CONFIDENTIAL

6.6	Information and Statistics.

(a)	Distributor shall provide to EMI, in a manner as mutually agreed between the parties, the following daily updated usage data (the “Usage Data”):

(i)
For each End-User action on the Service, a transaction-level report including at least the following information, as applicable: User Identifier (as defined in (ii) below), date and time stamp, type of action (e.g., artist search, track title search, album title search, track stream, album stream, recommended stream, personal stream, trial stream, quasi-upload, playlist-add, artist-page visit, etc.), time-played (for partial streams), artist name, track title, album title, ISRC code, genre, and host-site URL (e.g., Distributor domain name, or third-party URL where the Service is accessed through a “widget”);

(ii)
For each End User (i) a unique masked (i.e., anonymous) user code identifying the End User (“User Identifier”), registered ZIP code; and (ii) to the extent Distributor is reasonably able to obtain the following: birth year, sex, home ZIP code or home town, self-reported listening preferences (e.g., at work, at home, etc.), self-reported favorite artists/songs/genres, and, on an anonymous basis and in accordance with privacy laws, regulations and good business standards, any other information provided by End Users to Distributor;

(iii)
At EMI’s option, such additional categories of data (including, without limitation, demographic data) that Distributor provides to any other provider of sound recordings, provided that EMI pays to Distributor additional consideration, if any, in exchange for which Distributor has provided such other data with similar frequency to such other provider of sound recordings; and

(iv)	Such additional data regarding End Users and/or the Service as EMI reasonably requests and as Distributor reasonably is able to obtain and provide to EMI.

(b)
In the event that Distributor discovers an error or inaccuracy in any Usage Data that has been previously provided to EMI pursuant to this Section 6.6, Distributor shall (i) immediately notify EMI of such error or inaccuracy; (ii) use reasonable efforts to ensure that Distributor’s future delivery of Usage Data to EMI does not contain similar errors or inaccuracies; and (iii) promptly provide EMI with corrected Usage Data.

6.7  Publicity.  Neither party shall make any statement (whether oral or in writing) in any press release, external advertising, marketing or promotion materials regarding the other party or its services unless:  (a) it has received the express written consent of the other party; or (b) it is required to do so by law or under the rules of any stock exchange to which it is subject.

7.  INTELLECTUAL PROPERTY

7.1  Rights of EMI.  As between EMI and Distributor, all intellectual property and personality rights in and to the EMI Marks, Authorized Items and other EMI Content (“EMI Intellectual Property”) shall be exclusively the property of EMI.  Except as expressly provided, nothing in this Agreement shall be construed to convey any right, title or interest in any EMI Intellectual Property to Distributor or any End User.  Distributor shall not contest, nor assist others in contesting, the validity, enforceability, ownership or title of any EMI Intellectual Property.

7.2  Enforcement.  Distributor shall promptly notify EMI of any infringement or threatened infringement of any EMI Intellectual Property of which Distributor becomes aware, and shall provide reasonable assistance to EMI, at EMI’s expense, in connection therewith (unless such infringement or threatened infringement is related to Distributor’s failure to meet its obligations under Section 5.4 with respect to securing the EMI Content, in which case, in addition to any other remedies that EMI may have hereunder, such assistance shall be provided at Distributor’s expense).

8. PRICING AND PAYMENT

8.1  Payments.

(a)
PPD and Prepayments.  In consideration of the authorizations granted to Distributor in this Agreement, Distributor shall comply with the provisions of the Reporting and Audit Guidelines, and shall pay EMI the relevant PPD and any Prepayment(s) (as defined in Exhibit 1) provided in the applicable Product Schedule plus any applicable sales, excise or value added taxes.  In all cases, amounts due under this Agreement shall be paid by Distributor to EMI in full without any right of set-off or deduction.  Distributor shall bear all risk of collection.  All payments of the PPD shall be paid to EMI on a monthly basis, within ten (10) days of the end of the month, for all Authorized Items Distributed during that month.  All Prepayments shall be paid to EMI as set forth in each Product Schedule.  Unless otherwise set forth in a Product Schedule, all payments (other than as set forth in Section 8.1(c) below or in a Product Schedule) shall be made in United States dollars and shall be made by wire transfer directed to:  Mellon Bank, One Mellon Bank Center, Pittsburgh, Pennsylvania, 15258;  Phone:  (412) 234-6200 or (412) 234-5614 (customer service); ABA #: 043000261; Bank Account #:  143-7407; Beneficiary:  EMI Music Distribution; Reference:  Pym in advance, or such other account as directed by EMI in writing.

CONFIDENTIAL

(b)
Prepayment Recoupment.  Once the Prepayment has been recouped by Distributor from PPDs due to EMI in connection with a particular Product, Distributor shall pay to EMI the PPD due as calculated in accordance with the Product Schedule for such Product.  Unless otherwise expressly included in a Product Schedule, Prepayments set forth in a Product Schedule may not be recouped from PPDs due in respect of any Product other than the Product(s) specified in such Product Schedule which are Distributed during the Product Schedule Term to which the Prepayment applies.  For avoidance of doubt, the foregoing Prepayment shall not be credited against any other payments that may be due under any other agreement between Distributor and EMI or any of EMI’s affiliates.

(c)
Content Supply.  All invoices sent to Distributor for Content Supply shall be paid by Distributor within thirty (30) days of date of invoice.  If payment has not been made by or on behalf of Distributor for undisputed amounts within sixty (60) days of the date of the invoice, EMI reserves the right to suspend deliveries of EMI Content to Distributor.  All payments relating to the supply of EMI Content shall be made in U.S. Dollars ($US) by check or wire transfer.  Wire transfers will be directed to: JP Morgan Chase, One Chase Manhattan Plaza, New York, NY 10005, ABA#    021000021, Account Name    EMI Capitol Records Group, Account # 323-662374.  Payments by check are payable to EMI Music and will be directed to: The Bank of New York Mellon, Dept LA21038, Pasadena, CA 91185-1038.

8.2 Late Payments.  All amounts not paid when due and payable shall bear interest at an annual rate equal to at the lesser of: (a) *****, calculated, compounded and payable on a monthly basis; and (b) the maximum rate of interest allowable by law for transactions between sophisticated commercial entities.

8.3 Taxes.

(a)
Distributor shall be solely responsible for paying to all applicable taxing authorities any applicable sales, use, goods and services or other taxes due by reason of Distributor’s activities under this Agreement and which relate to the Content Supply (other than income taxes levied or imposed on EMI’s income).

(b)	If sales, excise or value added taxes are exigible on any amount to be paid under this Agreement, the Distributor shall pay to EMI such taxes in addition to the PPD and Prepayment otherwise payable.

8.4 PPD Modifications.

(a)
EMI reserves the right, in its sole discretion, to change from time to time the PPD designated for any Authorized Item from one wholesale price tier to another applicable to such Authorized Item (a “Price Tier Change”) included within EMI’s standard rate card (the “Rate Card”).  Distributor hereby agrees to make such Price Tier Change effective as soon as commercially practicable, but no later than fourteen (14) days after the date that EMI notifies Distributor of such Price Tier Change, such notice to be made in writing (including by email, U.S. mail, priority/overnight mail or courier, facsimile or an update to the Product Data).

(b)
In addition to the right set forth in Section 8.4 (a), EMI also reserves the right, in its sole discretion, to establish a new wholesale price or additional price tiers as part of the Rate Card from time to time by written notice to Distributor (including by email, U.S. mail, priority/overnight mail or courier or facsimile). Such new wholesale price(s) or additional price tiers shall become part of the Rate Card thirty (30) days after the date EMI notifies Distributor of such new wholesale price.

(c)
In the event EMI notifies Distributor that any PPD sent to Distributor by EMI was in error, Distributor shall modify such prices at EMI’s direction as soon as possible but no later than ten (10) days from any such notice.  As between the parties, Distributor shall be solely responsible at all times for determining the price at which EMI Content is made available to End Users.

CONFIDENTIAL

9. CONFIDENTIALITY

9.1 Definition.  “Confidential Information” means any information regarding the terms of this Agreement (other than the fact of its existence and the name and address of each party), any information pertaining to the Distribution of the Authorized Items and any information, in whatever form, regarding the business or operations of EMI or its affiliates (in the case of EMI) or Distributor (in the case of Distributor), provided that Confidential Information shall not include information that:  (a) at or prior to the time of disclosure by the disclosing party was known to the receiving party through lawful means; (b) at or after the time of disclosure by the disclosing party becomes generally available to the public through no act or omission on the receiving party’s part; (c) is developed by the receiving party independent of any Confidential Information it receives from the disclosing party; or (d) the receiving party receives from a third party free to make such disclosure without breach of any legal obligation.  Distributor understands that EMI may currently or in the future be developing information internally, or receiving information from other parties, that may be similar to Distributor’s information.  Accordingly, nothing in this Agreement will be construed as a representation or inference that EMI will not develop products or business models, or have products or business models developed for it that compete with Distributor’s products or business models.  Furthermore, this Agreement is not intended to and does not prevent EMI from using “Residual Knowledge,” subject to any valid patents or copyrights of Distributor.  “Residual Knowledge” means ideas, concepts, know-how or techniques that are retained in the unaided memories of EMI’s employees or contractors who have had access to Confidential Information.  Any employee’s or contractor’s memory will be considered to be unaided if the employee or contractor has not intentionally memorized Confidential Information for the purpose of retaining and subsequently using or disclosing it.

9.2 Obligations.  The receiving party shall not disclose the disclosing party's Confidential Information to any other person or use any Confidential Information for any purpose other than as necessary for the performance of this Agreement, without the prior written consent of the disclosing party.  Each party shall take reasonable precautions (no less rigorous than the receiving party takes with respect to its own comparable Confidential Information) to prevent unauthorized or inadvertent use or disclosure of the other party’s Confidential Information.  Notwithstanding the foregoing, a receiving party may disclose Confidential Information of a disclosing party:  (a) as necessary to enforce the terms of this Agreement; (b) on a need-to-know basis to employees, attorneys, advisors and representatives of the receiving party or its affiliates who are obligated by agreement, law or other policy that requires them to maintain the confidentiality of third-party confidential information obtained in the course of their employment or engagement; (c) as required to comply with and perform its obligations hereunder; and (d) pursuant to any statute, regulation, order, subpoena or document discovery request or binding court proceeding, provided that prior written notice of such disclosure pursuant to this Subsection (d) is furnished to the disclosing party (except where such notice is prohibited by law, regulation or order) as soon as practicable in order to afford the disclosing party an opportunity to seek, at its own expense, a protective order (it being agreed that if the disclosing party is unable to obtain or does not seek a protective order and the receiving party is legally compelled to disclose such information, disclosure of such information may be made without liability).

9.3 EMI Royaltors.  If a third party to whom EMI or one of its affiliates is required to pay royalties or other fees in respect of the Authorized Items, including without limitation an artist, record label, publisher, administrator or collecting society (each, a “royaltor”), requests a direct right of access to any of Distributor’s books and records respecting any sales or other figures reported in any report or statement required hereunder, upon EMI’s written request, Distributor shall provide such royaltor’s third-party auditor with such books and records (subject to the auditor agreeing to reasonable terms and conditions of confidentiality) in order to verify such figures.  Distributor shall cooperate, consult and coordinate with EMI with respect to any such audit by a royaltor.

10. IMITATION OF LIABILITY

10.1 Force Majeure.  Each party shall be excused from performing its obligations under this Agreement (other than payment obligations hereunder) by reason of conditions beyond its reasonable control that such party could not have reasonably planned for or avoided, including war, acts of terror, fire, flood, accident, earthquakes, telecommunications line failures, electrical outages, network failures or other failure of technical facilities, act of God, lockout, strike or other labor dispute, riot or civil commotion, enactment, rule, order or act of any government or governmental instrumentality (whether federal, state, local or foreign) or failure or delay of transportation facilities  (each, a “Force Majeure Event”), provided that the party subject to the Force Majeure Event promptly notifies the other party and uses all reasonable efforts to perform its obligations and to limit the effect of its non-performance on the other party.

10.2 Indirect Damages Waiver.  Except with respect to:  (a) the parties’ respective indemnification obligations pursuant to Section 12 (Indemnification); (b) any unauthorized use, reproduction, distribution or other unauthorized exploitation by Distributor of any EMI Content or any other breach of Section 5 (Distribution of Authorized Items) or the authorizations contained in a Product Schedule (including, without limitation, by any third parties permitted under Section 14.1 (Third-Party Contractors)); (c) any breach by either party of Section 9 (Confidentiality) and (d) any breach by Distributor of any of its payment obligations under this Agreement; under no circumstances shall either party be liable for any indirect, incidental, consequential or special damages arising out of or related to this Agreement, for loss of profits whether direct or indirect, or loss of data, in all cases, regardless of whether such damages or losses could have been foreseen or prevented by either party.  For the avoidance of doubt, nothing in this Section 10.2 shall be interpreted to: (i) prevent EMI from bringing an infringement action against Distributor in respect of any exploitation of the EMI Content that is not authorized hereunder; or (ii) limit any of EMI's available remedies or damages against Distributor in respect of any action described in the foregoing clause 10.2(i).

CONFIDENTIAL

10.3 Exceptions to Damages Exclusions.  Nothing in this Agreement limits or excludes either party’s liability to the other for:  (a) fraudulent misrepresentation; or (b) death or personal injury caused by the negligence of such party or its affiliates, employees, agents or sub-contractors.

11. REPRESENTATIONS AND WARRANTIES

11.1 General.  Each party represents, warrants and agrees that:  (a) it has the full right and power to enter into and fully perform this Agreement in accordance with its terms; and (b) its execution, delivery and performance of this Agreement shall not violate rights granted by such party to any third party or violate the provisions of any agreement to which it is a party or, in the case of Distributor, violate any applicable law or regulation, including those related to personal data protection.

11.2 EMI.  EMI further represents, warrants and agrees that (a) in respect of the Authorized Items but expressly excluding (other than as set forth in clause (b) immediately below) the musical compositions embodied therein, EMI has or shall obtain all necessary licenses and consents and shall pay all associated fees, royalties and other amounts due to any interested third parties (e.g., artists, unions) with respect to the Distribution, in accordance with the terms of this Agreement, of the Authorized Items, and (b) in respect of musical compositions embodied in Authorized Items, EMI has or shall obtain and pay for all Publishing Licenses.

11.3 Distributor.  Distributor further represents, warrants and agrees that (a) except for the licenses, consents and fees for which EMI assumes responsibility as described in Section 11.2, Distributor has or shall obtain all necessary licenses and consents and shall pay all associated fees, royalties, tariffs, levies and other amounts due any third parties in connection with Distributor’s activities under this Agreement, including, without limitation, any licenses, approvals and fees in respect of the reproduction, public performance or communication of any copyrighted musical composition that may be embodied in Authorized Items, and (b) the Distributor is a resident of the Territory for taxation purposes.

11.4 EXCLUSION OF WARRANTIES.  EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, THE EMI CONTENT IS MADE AVAILABLE TO DISTRIBUTOR HEREUNDER “AS IS.”  TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, AND EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, EMI MAKES NO REPRESENTATIONS, WARRANTIES, CONDITIONS OR GUARANTEES (AS USED IN THIS SECTION, “WARRANTIES”) WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, AS TO MERCHANTABILITY, SATISFACTORY QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OR OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, IN LAW OR IN FACT, ORAL OR IN WRITING.  DISTRIBUTOR ACKNOWLEDGES THAT IT HAS NOT RELIED UPON ANY WARRANTY MADE BY EMI EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT.

12. INDEMNIFICATION

12.1 General.  Each party (“Indemnifying Party”) shall indemnify, defend and hold the other party (which in the case of EMI shall include its affiliates) and its (and in the case of EMI, its affiliates’) officers, directors, employees and representatives (each, an “Indemnified Party”) harmless from and against any and all Losses due to any claim by a third party relating to or arising out of a breach by the Indemnifying Party of any of its representations, warranties or agreements under this Agreement.  In addition, Distributor shall indemnify, defend and hold the EMI Indemnified Parties harmless from and against any and all Losses due to any claim by a third party relating to or arising out of Distributor’s operation of the Service.

12.2 Notice and Participation.  A party seeking indemnification pursuant to this Section 12 (Indemnification) from or against the assertion of any claim by a third party shall give prompt notice of such claim to the Indemnifying Party; provided, however, that failure to give prompt notice shall not relieve the Indemnifying Party of any liability hereunder (except to the extent the Indemnifying Party has suffered actual material prejudice by such failure).  The Indemnifying Party shall have the right to control the defense of the applicable claim, and the Indemnified Party shall cooperate, at the Indemnifying Party’s expense, in such defense.  Notwithstanding the previous sentence, and without limiting any right of the Indemnified Party hereunder, the Indemnifying Party shall not settle any claim which imposes an obligation or liability on the Indemnified Party without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed.

13. TERMINATION

13.1 Termination For Material Breach.  Subject to Section 13.3 below, in addition to any other remedy available at law or in equity or otherwise provided in this Agreement, either party may terminate this Agreement immediately on written notice to the other party, without further obligation to the other party, if the other party materially breaches this Agreement and (i) with respect to Distributor’s failure to pay its debts as they become due, fails to cure such breach within ten (10) days’ after written notice of such breach, or (ii) fails to cure such other breaches within thirty (30) days’ after written notice of such breach; provided that EMI may terminate this Agreement immediately upon written notice to Distributor, in whole or in part, for any breach by Distributor of Sections 4 (Authorized Content) or 5 (Distribution of Authorized Items).

CONFIDENTIAL

13.2 Additional Termination Rights.  In addition to the rights provided in Section 13.1, EMI shall have the right to terminate this Agreement immediately upon written notice to Distributor in the event:  (a) of any sale, lease or other transfer of all or substantially all of the assets of Distributor to any entity; (b) of any change in Control of Distributor (whether by merger, stock transfer or otherwise); (c) Distributor ceases to carry on business in the ordinary course; (d) Distributor is unable to pay its debts as they become due, becomes insolvent, proposes or enters into a composition or arrangement with its creditors, an order or application is made for the administration, winding up or dissolution of the Distributor or the appointment of or submission of petition for the appointment of an administrator, liquidator, receiver, receiver-manager or trustee or any equivalent over all or any assets of Distributor; (e) of the occurrence of any analogous event to those described in Subsections (c) or (d) above occurs in any jurisdiction; or (f) Distributor directly or indirectly operates or supports a company or service that, in EMI’s reasonable business judgment, endorses, promotes, facilitates or engages in copyright infringement.

13.3 Obligations Upon Termination.  Promptly upon the expiration or termination of this Agreement for any reason, Distributor shall:  (a) immediately cease any exploitation of EMI Content, provide EMI with a copy of all EMI Confidential Information (including without limitation all Sales Reports) and destroy all EMI Content and EMI Confidential Information in its possession or control and certify the same to EMI in writing; and (b) pay all amounts due under this Agreement.  EMI’s acceptance of such amounts shall not constitute a waiver of any right or remedy to which EMI may otherwise be entitled under this Agreement or at law or equity.  Further, EMI may, upon notice to Distributor, access any premises on which EMI Content or EMI Confidential Information has been stored to verify Distributor’s compliance with clause (a) immediately above and, if such destruction has not been completed, arrange for the removal or destruction of or may procure the removal or destruction of any remaining EMI Content and EMI Confidential Information at Distributor’s sole risk and expense.

14.  GENERAL

14.1 Third-Party Contractors.

(a)
Distributor Affiliates.  Without EMI’s prior written approval, which EMI may withhold in its sole discretion, Distributor shall not partner or affiliate with any wireless carrier or otherwise engage any third party (each a “Distributor Affiliate”)  to assist it in retailing Authorized Items (e.g., or to encode, host, distribute Authorized Items on such third party’s own behalf(e.g., by wholesaling Authorized Items to a third party for resale to end users or by providing space on a website, WAP site or other retail channel through which Distributor sells Authorized Items).  Distributor shall seek the prior written approval of EMI (each an “Approval”) for each potential Distributor Affiliate by submitting a completed version of the form attached hereto as Exhibit 6 (the “Retail Channels/Distributor Affiliate Approval Form”) and providing same to EMI. EMI may withdraw any granted Approval upon six (6) months’ notice with respect to approved Distributor Affiliates that are wireless carriers and on three (3) months’ prior notice with respect to approved Distributor Affiliates that operate websites from which Authorized Items are sold.  The schedule attached hereto entitled “Distributor Affiliates” lists each Distributor Affiliate which has received an Approval as of the Effective Date.

(b)
Third Party Contractors.  With prior notice to EMI, Distributor shall be permitted to use the services of a third party contractor to assist it in creating, encoding, hosting, and/or delivering Authorized Items, in each instance solely for the benefit of Distributor and on Distributor’s behalf (each a “Third Party Contractor”). Without limiting the generality of the foregoing or any other right of EMI under this Agreement, EMI reserves the right, at any time, to reject Distributor’s use of any third party contractor that EMI determines, in its reasonable judgment, does not employ best industry practices in regards to maintaining any EMI Content in its custody in a secure manner.  In any event, Distributor shall provide EMI with a complete list of all permitted third party contractors under this Section 14.1, updated as necessary, during the Term.

(c)
Conditional Approval.  Distributor acknowledges that each approval that is granted with respect to Distributor Affiliates and Third Party Contractors is conditioned upon the following: (i) Distributor shall be responsible for the performance of such third party to the same extent as if such third party’s activities were performed directly by Distributor; (ii) Distributor shall ensure that each such third party is in compliance with all of the terms and conditions of this Agreement and Distributor agrees that any violation of such terms and conditions by each such third party shall be treated as a breach by Distributor; and (iii) Distributor shall enter into a written agreement, to which EMI is expressly made a third party beneficiary (to the extent permitted by law), with each such third party that enforces all applicable provisions of this Agreement.

CONFIDENTIAL

14.2 Insurance.  At all times during the Term and for one (1) year thereafter, Distributor shall maintain general liability insurance and errors and omissions insurance coverage sufficient to cover any losses or damages arising out of Distributor’s activities hereunder.  If requested by EMI, Distributor shall provide EMI with certificates of insurance and copies of the policies of insurance reflecting the coverage and amounts required by this Section.

14.3 Governing Law.  This Agreement and any claims directly or indirectly arising out of, under or relating to this Agreement will be governed by and construed in accordance with the laws of the State of New York (except for its conflicts of law principles) and each party consents to the exclusive jurisdiction of the state and federal courts located in New York County, New York for the adjudication of any disputes arising out of or related to this Agreement.

14.4 Notices.  Except as otherwise provided, whenever any notice shall be given by one party to the other, such notice shall be in writing and shall be delivered by personal delivery, express courier or certified mail, return receipt requested, addressed as follows:

To EMI:	Copy to EMI:
EMI Music North America 150 Fifth Avenue New York, NY 10011	EMI Music North America 150 Fifth Avenue New York, NY 10011
Attn: Vice President, Business Development	Attn: General Counsel
To Distributor: 1	Copy to:
Name/Title: Street Address: City and Postal Code: Country:	Name/Title: Street Address: City and Postal Code: Country:

Notices shall be deemed effective when delivered in accordance with the notice provisions of this Agreement.

14.5 Assignment.  The Agreement shall be binding upon and inure to the benefit of the parties, their permitted successors and assigns.  The rights granted to Distributor hereunder are personal, and except as expressly set out in Section 14.1, Distributor may not assign or otherwise transfer any of its rights or delegate any of its duties under this Agreement without the prior written consent of EMI.  Any change of Control of Distributor or any assignment by operation of law shall be deemed an assignment requiring EMI’s prior written consent.  EMI reserves the right, at its sole discretion, to assign or transfer any of its rights or delegate any of its obligations under this Agreement, in whole or in part, to any entity.

14.6 Relationship between the Parties.  There is no joint venture, partnership, agency or fiduciary relationship existing between the parties, and the parties do not intend to create any such relationship by this Agreement.

14.7 Amendments, Waivers.  Except as otherwise permitted by EMI hereunder, this Agreement may not be amended, modified or superseded, unless expressly agreed to in writing by both parties.  No provision of this Agreement may be waived except by an instrument in writing executed by the party against whom the waiver is to be effective.  The failure of either party at any time or times to require full performance of any provision of this Agreement shall in no manner affect the right of such party at a later time to enforce the same.

14.8 Further Assurance.  Each party shall, at the request and expense of the other, sign any documents and do all other things which the other party considers reasonably necessary to give effect to this Agreement.

14.9 Severability.  If any provision or term of this Agreement, not being of a fundamental nature, is held to be invalid, illegal or unenforceable:  (a) the validity, legality and enforceability of the remainder of this Agreement shall not be affected; and (b) with respect to a particular jurisdiction, the applicable provision shall not be affected in any other jurisdiction.  Each provision of this Agreement is hereby declared to be separate, severable and distinct.

1 Liquid Spins: please provide notice and copy-of-notice contact information.

CONFIDENTIAL

14.10 Entire Agreement.  This Agreement contains the entire agreement between the parties relating to the transactions contemplated in it and supersedes all previous agreements between the parties relating to such transactions.  Each party acknowledges that, in entering into this Agreement, it has not otherwise relied on any representation, warranty or other collateral contract or arrangements made by or on behalf of the other party except as provided in this Agreement.  Each party waives all rights and remedies which, but for this Section 14.10, might otherwise be available to it with respect to any such representation, warranty, collateral contract or arrangement.

14.11 No Third Party Beneficiaries.  Except as expressly stated to the contrary (including without limitation in Section 9.3), nothing in this Agreement is intended to give nor gives any person (whether natural or legal) who is not a party to it, any rights to enforce any of its provisions.  The consent of any third party not specifically identified is not necessary for any variation (including any release or compromise in whole or in part of any liability) or termination of this Agreement.

14.12 Equitable Relief.  Distributor agrees that any unauthorized exploitation of the EMI Content or other EMI Intellectual Property constitutes an infringement and would result in injury to EMI for which there would be no adequate remedy at law and, accordingly, Distributor agrees that, in addition to any other available legal or equitable remedies, EMI shall be entitled to injunctive relief against such unauthorized exploitation.

14.13 Survival.  The provisions of Sections 5.3 (Territory), 7 (Intellectual Property), 8.1 (Payments), 8.2 (Late Payments), 8.3 (Taxes), 9 (Confidentiality), 10.2 (Indirect Damages Waiver), 10.3 (Exceptions to Damages Exclusions), 11 (Representations and Warranties), 12 (Indemnification), 13.3 (Obligations upon Termination), 14 (General) and Section 2 (Audit Rights) of Exhibit 2 of this Agreement shall survive the expiration or termination of this Agreement.

14.14 Counterparts.  This Agreement, including the Schedules, may be executed in one or more counterparts each of which, when executed, shall be deemed an original, and all of which shall be taken together and deemed to be one instrument.

By signing below, EMI and Distributor agree to be bound by all terms and conditions contained in this Agreement.

EMI MUSIC MARKETING, a division of CAPITOL RECORDS, LLC		LIQUID SPINS, a division of MALEMARK, INC.
By:	/s/ Paul Kahn	By:	/s/ Herman Deboard
Name:	Paul Kahn	Name:	Herman Deboard
Title:	CFO EMI NA	Title:	CEO

CONFIDENTIAL

EXHIBIT 1

DEFINITIONS

1.	“Approved Device” means an Approved Handset, Terminal Device, Portable Device or such other device as may be authorized by EMI in writing.

2.	“Approved Format” means the encoding formats, encoding rates and (except with respect to DRM-Free Downloads) DRM described in the applicable Specifications.

3.
“Approved Handset” means a mobile wireless handset, the primary function of which is to provide wireless telephony and messaging services over public cellular networks and which is capable of enforcing the applicable Usage Rules.

4.	“Artwork” means any front cover artwork associated with Authorized Tracks provided to Distributor by EMI in its discretion.

5.	“Audio Clip” means a contiguous sound recording excerpt of up to thirty (30) seconds in length taken from a single Authorized Track.

6.
“Audio Digital Download” means an Authorized Track encoded in an Approved Format at a bit rate less than or equal to 128kbps, that has been “wrapped” in an approved DRM, for sale to and use by End Users solely in connection with Approved Devices.

7.
“Audio DRM-Free Download” means an Authorized Track encoded in an Approved Format at a bit rate greater than 128kbps but less than or equal to 512 kbps, that has not been “wrapped” in any DRM or had any DRM technology applied to it, for sale to and use by End Users solely in connection with Approved Devices.

8.
“Authorized Graphic” means a reproduction of a Master Copy of an item of non-audio or non-audiovisual material (a) digitally encoded in accordance with the agreed Specifications, (b) identified in the Product Data as being authorized for Distribution in the Territory, and (c) specified under the heading ”Authorized Items” on the applicable Product Schedule.

9.	“Authorized Item” means an Authorized Track, Authorized Video and/or an Authorized Graphic.

10.
“Authorized Track” means a reproduction of an audio-only Master Recording (a) digitally encoded in accordance with the agreed Specifications, (b) identified in the Product Data as being authorized for Distribution in the Territory, and (c) specified under the heading ”Authorized Items” on the applicable Product Schedule.

11.
“Authorized Video” means a reproduction of an audiovisual Master Recording (a) digitally encoded in accordance with the agreed Specifications, (b) identified in the Product Data as being authorized for Distribution in the Territory, and (c) specified under the heading “Authorized Items” on the applicable Product Schedule.

12.
“Canadian Master Schedule” means a schedule signed on behalf of each of the parties which sets forth the terms and conditions of Distributor’s use of Authorized Items in Canada and may be attached hereto.

13.
“Canadian Product Schedule” means a schedule signed on behalf of each of the parties which sets forth the Products authorized for Distribution in Canada, the corresponding PPD for each such Product and any other terms or provisions relating solely to the Distribution of a particular Product in Canada.

14.
“Control” means that a person or entity possesses directly or indirectly the power to direct or cause the direction of the management and policies of another person, whether through the ownership of voting shares, by contract or otherwise.

15.	“Digital Download” means an Audio Digital Download or a Video Digital Download, as appropriate.

16.
“Distribution” (in any of its forms, e.g., “Distribute,” “Distributed,” etc.) means, as applicable, the distribution, sale or other authorized exploitation through the Service of any EMI Content to an End User, by the means specified in and in accordance with the applicable Product Schedule.

17.	“Distributor Affiliate” has the meaning given to that term in Section 14.1(a) (Distributor Affiliates).

18.	“DRM-Free Download” means an Audio DRM-Free Download or a Video DRM-Free Download, as appropriate.

19.
“EMI Content” means individually and collectively, as appropriate, Products, Authorized Items, Master Recordings, Audio Clips, Video Clips, Artwork, Images, Product Data and any other materials containing any content made available by EMI to Distributor owned or controlled by EMI (it being understood that specific references to individual Authorized Items, shall be construed to refer solely to that specific type of EMI Content).

CONFIDENTIAL

20.
“End User” means an individual, natural person who is an end user of an Approved Device located in the Territory and who purchases or is otherwise authorized to receive a Product from Distributor through the Service in accordance with this Agreement.

21.
“Image” means any artistic work owned or controlled by EMI or any of its label affiliates (regardless of whether it is actually classified as a “work” under applicable copyright laws in the Territory or not) depicted visually, by whatever means, including but not limited to, graphic works, photographs, collages, logotypes and designs irrespective of artistic quality, whether of merit or in the work’s nature, but excluding Artwork.

22.
“Internet” means the wide area cooperative network of computer networks communicating predominately through Transmission Control Protocol/Internet Protocol commonly referred to as "the Internet" (but which specifically excludes wireless transmissions other than IEEE 802.11x transmissions).

23.	“Losses” means any and all liabilities, damages, awards, settlements, losses, claims and expenses including, without limitation, reasonable legal fees and costs of investigation.

24.
“Master Recording” means an audio-only master sound recording or audiovisual master recording owned or controlled by EMI or one of its label affiliates provided to Distributor hereunder from which an audio and/or audiovisual Authorized Item is derived.

25.
“Master Copy” means the non-audio or non-audiovisual master materials owned or controlled by EMI or one of its label affiliates provided to Distributor hereunder from which an Authorized Item other than an audio and/or audiovisual Authorized Item is derived.

26.
“Mobile Image” means a reproduction of an Image that has been digitally encoded in an Approved Format by EMI or its designee for Distribution and use solely as authorized by EMI in the Product Data and solely in connection with Approved Handsets of End Users.

27.
“Portable Device” means a consumer electronics device owned by End User that (except with respect to use in connection with Distributions of DRM-Free Downloads):  (i) provides at least the same level of content security as the Microsoft Windows WMA 1000 format; and (ii) does not permit a Digital Download or any Artwork, Images or other EMI Content loaded onto the storage medium of such device to be duplicated or transferred to any other device or medium in a renderable form via any means, including without limitation by transfer of the DRM license key that is required to play it.

28.	“PPD” means, with respect to a Product, the “Published Price to Dealer,” i.e., the wholesale price applicable to such Product as provided in the applicable Product Schedule.

29.	“Prepayment” has the meaning set out in the applicable Product Schedule(s).

30.
“Product” means a Digital Download, DRM-Free Download, Ringtune, Ringback Tune, Mobile Image, SMS Alert Tune, Video Tune, and any Authorized Items Distributed as Streams or Tethered Downloads in accordance with a Product Schedule.

31.
“Product Data” means the metadata and/or other information associated with each Authorized Item and provided by or on behalf of EMI which data sets out product information associated with that Authorized Item including, without limitation: (i) which Products are authorized, (ii) the manner in which the Authorized Items may be Distributed, and (iii) the release date.

32.
“Product Schedule” means (i) a schedule signed on behalf of each of the parties and describing EMI Content authorized for Distribution in accordance with the terms of this Agreement and (ii) if the parties are subject to a Canadian Master Schedule, the Canadian Product Schedule.

33.
“Publishing Licenses” means (a) so-called “mechanical licenses” from, and so-called “mechanical royalties” due to, and (b) in the case of item (iv) below, so-called mechanical/synchronization licenses from, and so-called mechanical/synchronization royalties due to, the owners/administrators of any copyrighted musical compositions embodied in the Authorized Items that are required for the Distribution, in accordance with the terms of this Agreement, of:

(i)	Digital Downloads and DRM-Free Downloads in the Territory;

(ii)	Ringtunes in the Territory;

(iii)	Ringback Tunes in the Territory; and

(iv)	Video Digital Downloads, Video DRM-Free Downloads, Mobile Video Products and Video Streaming in the Territory.

CONFIDENTIAL

34.
“Ringback Tune” means an Audio Clip digitally encoded in an Approved Format transmitted to a caller of the End User’s Approved Handset in place of the conventional intermittent audio tone a calling party hears after dialing a number when the distant circuit is receiving a ringing signal.

35.
“Ringtune” means an Audio Clip digitally encoded in an Approved Format for use solely as the “ringer” audio file that resides on, and is rendered by, a called End User’s Approved Handset to signal the presence of an incoming call or message.

36.	“Sales Report” has the meaning provided in the Reporting and Audit Guidelines.

37.
“Schedules” means individually and collectively, the Product Schedules, the Canadian Master Schedule and/or the Canadian Product Schedule, depending on its context and whether or not the parties are subject to a Canadian Master Schedule or Canadian Product Schedule.

38.
“Service” means the content delivery service through which Distributor Distributes Products to End Users through the Internet store currently located at www.[_________], and, if applicable, the WAP store currently located at www.[_______], in each case, owned or controlled by Distributor and solely marketed and branded with the name _________ or otherwise branded in accordance with Section 14.1(a) (Distributor Affiliates) of this Agreement and as more particularly described in the relevant Product Schedule.

39.
“SMS Alert Tune” means an Audio Clip digitally encoded in an Approved Format for use solely as the “alert” audio file that resides on, and is rendered by, a messaged End User’s Approved Handset to signal the presence of an incoming message.

40.
“Specifications” means the specifications detailing the format for Distribution of Authorized Items as described in the applicable Product Schedule, as the same may be amended from time to time in EMI’s sole discretion upon written notice to Distributor.

41.
“Stream” means the digital transmission of an Authorized Item in an Approved Format to the Approved Device of an End User in accordance with the applicable Usage Rules (if applicable) in such a manner that:  (i) the audio or visual aspect of the Authorized Item, as the case may be, is rendered simultaneously with its transmission; and (ii) such transmission does not result in the creation of a residual or fixed copy of the Authorized Item so transmitted and so that the Authorized Item so transmitted is not able to be captured, saved, copied, stored or otherwise reproduced, distributed or retransmitted in any manner by any means whatsoever.

42.	“Term” has the meaning given to it in Section 3;

43.
“Terminal Device” means a personal computer (Windows, Mac or Linux OS), as that term is commonly understood, which is able to access the Internet through a fixed line network, that (except in relation to DRM-Free Downloads) enforces the Usage Rules and all other applicable requirements contained in this Agreement but not a mobile wireless handset or like devices utilizing mobile carrier networks.

44.	“Territory” means the United States of America and all its territories and possessions.

45.
 “Usage Rules” means those limitations and restrictions on the use of Authorized Items required to be made by Distributor hereunder, as contained in each Product Schedule attached to this Agreement, as the same may be amended from time to time in EMI’s sole discretion upon written notice to Distributor.

46.	“Video Clip” means a contiguous audio-visual recording excerpt of up to thirty (30) seconds in length taken from a single audio-visual Master Recording and approved by EMI.

47.	“Video Clip Download” means a Digital Download of a Video Clip.

48.
“Video Digital Download” means an Authorized Video encoded in an Approved Format, that has been “wrapped” in an approved DRM, for sale to and use by End Users solely in connection with Approved Devices.

49.
“Video DRM-Free Download” means an Authorized Video encoded in an Approved Format, that has not been “wrapped” in any DRM or had any DRM technology applied to it, for sale to and use by End Users solely in connection with Approved Devices.

50.	“Video Stream” means a Stream of an audio-visual Authorized Item.

51.
“Video Tune” means a Video Clip digitally encoded in an Approved Format for use solely as the “ringer” audio-visual file that resides on, and is rendered by, a called End User’s Approved Handset to signal the presence of an incoming call or message.

52.
“WAP” means the international standard for application layer network communications in a wireless communication environment through which End Users can access the so-called “mobile web” with Approved Handsets.

CONFIDENTIAL

EXHIBIT 2

REPORTING AND AUDIT GUIDELINES

1.      Reporting.

(a)
Timing. Distributor will provide EMI with the following, set forth by Product type: (a) with each monthly payment a statement setting forth the manner in which the payment due EMI was calculated in sufficient detail for EMI to verify the same; and (b) on each Tuesday, by 11:59am Pacific Time, during the Term, Distributor shall submit to EMI a full, true and accurate weekly royalty report ("Sales Report") in a flat .txt file (or other exportable format mutually agreed) detailing all distribution of Authorized Items during the seven-day period ending the immediately preceding Sunday (e.g., on Tuesday, April 13, Distributor would submit a Sales Report covering all distributions from Monday April 5th through and including Sunday April 11th).  EMI will determine all payments due based on the Sales Report.

(b)
Format.  The Sales Report shall be consistent with the parameters set forth in the "Sales File Format" set forth in Exhibit 3 hereto, on the Product Schedule or otherwise provided to Distributor by EMI and updated from time to time in EMI’s reasonable discretion.  In addition to the information Distributor is required to report to EMI hereunder, Distributor shall furnish to EMI any other category of data relating to End Users and Digital Downloads that Distributor provides to any other provider of sound recordings.  Such categories of data shall be furnished to EMI no less frequently and in a manner no less beneficial than the manner in which Distributor furnishes such information to any other provider of sound recordings.

(c)
Faulty Reporting.  Distributor will work with EMI to resolve promptly any discrepancies between payments and the Sales Report and promptly pay any remaining balances due as determined through the reconciliation.  Subject to the remediation process set forth below, a failure to submit the Sales Report on the day due or to omit data specified in the Sales File Format shall each constitute a material breach of this Agreement.  Distributor shall additionally submit reports to all charting organizations and similar reporting bodies including any charting organizations in respect of a digital download or other chart established or existing during the Term within the Territory, in accordance with the reporting requirements established thereby.  Commencing with the date that the fourth (4th) weekly Sales Report is due, if Distributor fails to deliver the Sales Report in the correct, designated format on the due date, EMI shall deliver a notice of non-compliance and Distributor shall immediately cure such non-compliance.  If Distributor’s Sales Reports still do not comply by the date that the next Sales Report is due, EMI will suspend, and will instruct its designee to suspend, any further delivery of EMI Content to Distributor.  If Distributor’s Sales Reports still do not comply by the date that the next Sales Report is due, EMI may: (x) withdraw some or all Authorized Items pursuant to Section 4.3; and/or (y) notwithstanding any other provisions of this Agreement, immediately terminate this Agreement.  In addition to the rights of termination set forth in Section 13 of this Agreement, EMI shall have the right to terminate this Agreement immediately in the event Distributor repeatedly (even if not consecutively) fails to submit the Sales Report on the day due or omits data specified in the Sales File Format.  If EMI determines, in its sole discretion, to try to process an inaccurate or incomplete Sales Report, Distributor shall provide all co-operation to EMI as EMI may reasonably request and shall pay to EMI, as liquidated damages, the sum of six hundred dollars ($600) for each such report.  Notwithstanding anything in this Agreement and without prejudice to EMI’s rights under Section 13 of the Agreement, EMI may immediately, upon notice to Distributor (which may be by e-mail), withdraw any or all Authorized Items if Distributor fails to submit a complete and accurate Sales Report to EMI.  The foregoing provision shall be without prejudice to any other rights or remedies which may be available to EMI hereunder, at law or in equity.

2.      Audit Rights.

(a)
Books and Records.  During the Term and for three (3) years thereafter, Distributor shall, and shall cause each Distributor Affiliate and Third Party Contractor to, keep accurate and complete books and records (including records stored in electronic formats) as are necessary to determine and verify the accuracy of the amounts paid or which are otherwise payable to EMI under this Agreement.  Such books and records shall include as a minimum:

CONFIDENTIAL

(i)
all documentation, including without limitation both current and historical data and other information that may be contained in physical books, records and files and/or contained on the systems and servers used in connection with the distribution of EMI Content, as may be necessary for EMI to verify all of the transaction information (including but not limited to sales figures) required to be reported to EMI or otherwise made available to EMI under or in connection with this Agreement; and

(ii)
details of all EMI Content (e.g., without limitation ISRCs, artist name, track titles, etc.) that is under the control of or stored on the servers of Distributor and any Distributor Affiliate or Third Party Contractor during the Term and all channels through which any EMI Content is Distributed hereunder.

(b)
Audit.  Once a year during the Term of this Agreement and for three (3) years thereafter, EMI (along with any royaltors, and their respective representatives, as required for EMI to comply with its obligations herein, so long as such royaltors, and their respective representatives are subject to this paragraph), at EMI’s initial expense and upon no less than ten (10) days’ notice to Distributor (except in the case of fraud or suspected fraud in which case EMI and its representatives shall be entitled to immediate access), shall have the right to audit Distributor’s (and any Distributor Affiliate’s or Third Party Contractor’s) relevant books and records as set forth in Section 2(a) above in this Exhibit 2, to assess compliance with the terms of this Agreement.

(c)
Cooperation.  Distributor shall, and shall cause any Distributor Affiliate and Third Party Contractor to, cooperate with EMI and its representatives in the performance of the audit and, without limitation, shall ensure their full and unrestricted access to all of the above mentioned books and records including, without limitation, supervised access to any such books and records stored in electronic format (and EMI and its representatives shall be entitled to make copies and extracts from them).  Such books and records will be made available at the place where these records are kept in the ordinary course of business.  If, as a result of such examination, EMI determines that Distributor mis-reported any figure or underpaid any amount, EMI will furnish to Distributor a copy of the results of its audit setting forth the discrepancy, and showing, in reasonable detail, the bases upon which the same was determined.  Distributor will remit to EMI a sum equal to the amount of any underpayment within (30) days after notification of the discrepancy.  If such discrepancy is greater than five percent (5%) of the total amount reported by Distributor for the period audited, then Distributor will reimburse EMI for the cost of the examination.  In the event a royaltor (e.g., a publisher or an administrator) requests a direct right of access to any of Distributor’s books and records respecting any sales or other figures reported in any report or statement required hereunder, upon EMI’s written request, Distributor shall provide such royaltor’s third party auditor with such books and records (subject to the auditor agreeing to mutually agreed terms and conditions of confidentiality) in order to verify such figures provided that any such access is subject to the provisions of this paragraph.  Distributor shall cooperate, consult and coordinate with EMI with respect to any such royaltor.

(d)
Attorneys Fees.  In the event that a court in a civil action finds that Distributor has failed to pay or has underpaid to EMI any amounts that were due from Distributor to EMI hereunder, then in addition to paying such underpaid amounts, interest thereon and any other damages awarded in such an action to EMI, Distributor shall also pay to EMI the reasonable attorneys fees and costs incurred by EMI in connection with such civil action, and Distributor consents to the award of such attorneys fees in such a civil action.

(e)
Costs.  EMI shall not be responsible for any of the Distributor’s or any of the applicable Distributor Affiliate’s or Third Party Contractor’s costs in complying with its or their obligations under Section 2 (Audit Rights) of these Reporting and Audit Guidelines.

(f)
Confidentiality.  For the avoidance of doubt the books and records referred to above and all results of any examination hereunder shall be Confidential Information pursuant to Section 9 (Confidentiality) of this Agreement.

(g)
Direct Accounting.   Upon EMI’s request, Distributor shall (i) account directly to any publishers or collecting societies as may be required for EMI to obtain the licenses set forth in Section 11.2(b) of the Agreement and (ii) pay any royalties due directly to such publishers, at rates to be advised by EMI.

CONFIDENTIAL

(h)
Technical Audit.  Once a year during the Term of this Agreement and for three (3) years thereafter, EMI, at EMI’s initial expense and upon no less than ten (10) days’ notice to Distributor (except in the case of fraud or suspected fraud in which case EMI and its representatives shall be entitled to immediate access), shall have the right to conduct a technical audit of Distributor’s (and any Distributor Affiliate’s or Third Party Contractor’s) facilities and operations to assess compliance with the terms of this Agreement.  Distributor shall, and shall cause any Approved Third Party to, cooperate with EMI and its representatives in the performance of the audit and, without limitation, shall ensure their full and unrestricted access to (i) the premises and systems used to store, manage, process and distribute or transmit the EMI Content, including, without limitation, those used to make it available to End Users; and (ii) Distributor’s and such other third parties’ applicable personnel.  If such audit determines that Distributor is not in compliance with the terms of this Agreement, EMI shall, without prejudice to any other rights or remedies which may be available to Distributor, notify Distributor and Distributor shall promptly take all necessary steps to remedy that non-compliance in a manner satisfactory to EMI.

CONFIDENTIAL

Field	Length	From	To	Example Value	Digital Service Type Required (R) / Optional (O) / Not Applicable (NA)	Definition
					Pay Per Transaction Service (Weekly)
File ID#	6	1	6	000123	R	Unique file number (must be the same as detail records file number)
Header ID	1	7	7	H	R	Header ID – always the letter H
Usage Code	3	8	10	DDL	R	Usage code provided by EMI (e.g., DDL – Digital Download, KSK - Kiosk, RIN – Ring Tune, OUT – Ring Back, MDL – Mobile Download)
Provider Code	8.0	11	18	00435688	R	Provider Account # provided by EMI
Provider Country Code	3.0	19	21	840	R	Provider ISO Country Code, e.g., USA = 840
Reporting Date (ccyymmdd)	8.0	22	29	20040617	R	Date of report
Sound Scan ID	20	30	49	99999	O	Sound Scan ID number, if available
EMI Quantity Sold – Single Track Releases	15.0	50	64	000000000000005	R	Total unit quantity of EMI single track releases during period, e.g., 5
Total Quantity Sold – Single Track Releases	15.0	65	79	000000000000050	R	Total unit quantity of single track releases during period (all labels), e.g., 50
EMI Quantity Sold – Multi Track Releases	15.0	80	94	000000000000005	R	Total unit quantity of EMI multi track releases during period, e.g., 5
Total Quantity Sold – Multi Track Releases	15.0	95	109	000000000000010	R	Total unit quantity of multi track releases during period (all labels), e.g., 10
# Customers	15.0	110	124	000000000002698	Not Applicable	Customers during period e.g., 2,698, required for per customer deals
Min Per Customer due to EMI	15.2	125	139	000000000000350	Not Applicable	Min payment per customer e.g., $3.50, required for per customer deals
Net Provider Revenue	15.2	140	154	000000000051050	Not Applicable	Net Revenue during period e.g., $510.50 use to calculate EMI revenue share. Required for revenue share deals
Total Revenue due to EMI	15.2	155	169	000000000006775	R	Total Revenue due to EMI for reporting period e.g. $67.75
EMI Quantity Free – Single Track Releases	15.0	170	184	000000000000005	R	Total unit quantity of EMI single track releases during period for which no payment is due to EMI, e.g., 5
EMI Quantity Free – Multi Track Releases	15.0	185	199	000000000000005	R	Total unit quantity of EMI multi track releases during period for which no payment is due to EMI, e.g., 5
Blank - For Future Use	177	200	376		R	Blank – For Future Use

CONFIDENTIAL

EXHIBIT 3
Sales File Formats – DRM-Free Downloads
Sales File Formats – DRM-Free Downloads (continued)

Field	Length	From	To	Example Value	Digital Service Type Required (R) / Optional (O) / Not Applicable (NA)	Definition
					Pay Per Transaction Service (Weekly)
File ID#	6	1	6	000123	R	Unique file number (must be the same as header file number)
Detail ID	1	7	7	D	R	Detail ID – always the letter D
Usage Code	3	8	10	DDL	R	Usage code provided by EMI (e.g., DDL – Digital Download, KSK - Kiosk, RIN – Ring Tune, OUT – Ring Back, MDL – Mobile Download)
E-Tailer Code	8.0	11	18	00528045	R	Etailer account number provided by EMI
Digital UPC	25	19	43	067003016254	R for album sales only	Digital UPC of album sold. Blank if track sale.
EMI Digital Track ID (Proprietary Code)	25	44	68	USEDD0300223	R for track sales only	Proprietary EMI digital IDs for tracks. Blank for album sales. ***Also, required when reporting to Soundscan
Physical UPC	25	69	93	067003016223	R	Physical UPC of album
Component Number	3.0	94	96	001	R for track sales only	Physical Disc #
Track Number	3.0	97	99	003	R for track sales only	Physical Track #
Artist Name	30	100	129	Coldplay	R	Artist Name
Title	30	130	159	Parachutes	R	Title of album or track
Quantity	15.0	160	174	000000000000001	R	Number of Units Sold
Date of Sale (ccyymmdd)	8.0	175	182	20021113	R	For pay per transaction, provide the date of consumer sale.
Format Code	3	183	185	WMA	O	Type of file format sold - codec
PO Number	25	186	210	PO123456	R	Unique number for each line of report – for reconciliation
Retail Price	15.4	211	225	000000000163000	R	Price consumer paid e.g. $16.3000 (4 decimal places)
Wholesale Price	15.4	226	240	000000000146000	R	EMI wholesale price e.g. $14.6000 (4 decimal places)
Net Effective Price	15.4	241	255	000000000128000	R	Unit price due to EMI e.g. $12.8000 (4 decimal places)
Deal /Promo Code	6	256	261	FREE	O	For use with any deals set up by EMI. Free/Promo units should be populated with “FREE”
Consumer Country	3.0	262	264	840	R	Consumer ISO Country Code, e.g. USA = 840
Zip Code	12	265	276	90049	R	Consumer Zip Code
Blank - For Future Use	100	277	376		R	Blank – For Future Use

CONFIDENTIAL

Sales File Formats – DRM-Free Downloads (continued)

Sales File Record Format
1.	Flat .txt file
2.	Header record and detailed records should be in one file
3.	The header record length on this file is 376
4.	The detail record length on this file is 376
5.	Blanks for filler of alphanumeric fields – left justified.
6.	Zeros for filler of numeric fields – right justified

Information Provided by EMI Music Marketing for Reporting Purposes
1.	Provider and E-Tailer account numbers will be provided by EMI
2.	Digital UPC will be provided on EMI digital content lists
3.	EMI Digital Track ID will be provided on EMI digital content lists
4.	Usage codes = DDL – Digital Download, KSK - Kiosk, RIN – Ring Tune, OUT – Ring Back, MDL – Mobile Download

Other Reporting Information
1.	Digital UPC should be left blank for track sales records
2.	Digital track ID should be left blank for albums sales records
3.	PO Number must be a unique identifier per line of the report
4.	No decimal point in the price fields

FTP Site Information
1.	FTP site for the digital sales file will be provided by EMI
2.	IP address of the FTP site, a user logon and password will be provided by EMI
3.	The naming convention of the file will be consistent: including EMIUS + usage + report date. (e.g. EMIUSDDLmmddyy.TXT for Digital Download)
4.	The file will be deleted by EMI once it is received by EMI

CONFIDENTIAL

Sales File Formats – Streams, Tethered and Portable Downloads

Field	Length	From	To	Example Value	Digital Service Type Required (R) / Optional (O) / Not Applicable (NA)	Definition
					Subscription Service (Monthly)
File ID#	6	1	6	000123	R	Unique file number (must be the same as detail records file number)
Header ID	1	7	7	H	R	Header ID – always the letter H
Usage Code	3	8	10	STR	R	Usage code provide by EMI (e.g., STR – Streaming, IRA – Interactive Radio, TDL – Tethered Plays, JUK – Jukebox, PST - Portable)
Provider Code	8.0	11	18	00435688	R	Provider Account # provided by EMI
Provider Country Code	3.0	19	21	840	R	Provider ISO Country Code, e.g. USA = 840
Reporting Date (ccyymmdd)	8.0	22	29	20040617	R	Date of report
Sound Scan ID	20	30	49	99999	O	Sound Scan ID number, if available
EMI Quantity Sold – Single Track Releases	15.0	50	64	000000000000005	R	Total unit quantity of EMI single track releases during period, e.g., 5
Total Quantity Sold – Single Track Releases	15.0	65	79	000000000000050	R	Total unit quantity of single track releases during period (all labels), e.g., 50
EMI Quantity Sold – Multi Track Releases	15.0	80	94	000000000000005	NA Currently	Total unit quantity of EMI multi track releases during period, e.g., 5
Total Quantity Sold – Multi Track Releases	15.0	95	109	000000000000010	NA Currently	Total unit quantity of multi track releases during period (all labels), e.g., 10
# Customers	15.0	110	124	000000000002698	R	Customers during period e.g., 2,698, required for per customer deals
Min Per Customer due to EMI	15.2	125	139	000000000000350	R	Min payment per customer e.g., $3.50, required for per customer deals
Net Provider Revenue	15.2	140	154	000000000051050	R	Net Revenue during period e.g., $510.50 use to calculate EMI revenue share. Required for revenue share deals
Total Revenue due to EMI	15.2	155	169	000000000006775	R	Total Revenue due to EMI for period e.g., $67.75
EMI Quantity Free – Single Track Releases	15.0	170	184	000000000000005	R	Total unit quantity of EMI single track releases during period for which no payment is due to EMI, e.g., 5
EMI Quantity Free – Multi Track Releases	15.0	185	199	000000000000005	NA Currently	Total unit quantity of EMI multi track releases during period for which no payment is due to EMI, e.g., 5
Blank - For Future Use	177	200	376		R	Blank – For Future Use

CONFIDENTIAL

Sales File Formats – Streams, Tethered and Portable Downloads (continued)

Field	Length	From	To	Example Value	Digital Service Type Required (R) / Optional (O) / Not Applicable (NA)	Definition
					Subscription Service (Monthly)
File ID#	6	1	6	000123	R	Unique file number (must be the same as header file number)
Detail ID	1	7	7	D	R	Detail ID – always the letter D
Usage Code	3	8	10	STR	R	Usage code provide by EMI (e.g., STR – Streaming, IRA – Interactive Radio, TDL – Tethered Plays, JUK – Jukebox, PST - Portable)
E-Tailer Code	8.0	11	18	00528045	R	Etailer account number provided by EMI
Digital UPC	25	19	43	067003016254	NA for tracks	Digital UPC of album sold. Blank if track sale.
EMI Digital Identifier (Proprietary Code)	25	44	68	USEDD0300223	R	Proprietary EMI digital IDs for tracks. Blank for album sales. ***Also, required when reporting to Soundscan
Physical UPC	25	69	93	067003016223	R	Physical UPC of album
Component Number	3.0	94	96	001	R	Physical Disc #
Track Number	3.0	97	99	003	R	Physical Track #
Artist Name	30	100	129	Coldplay	R	Artist Name
Title	30	130	159	Parachutes	R	Title of album or track
Quantity	15.0	160	174	000000000000001	R	Number of Units Sold
Date of Sale (ccyymmdd)	8.0	175	182	20041231	R Currently, provide the last date of the reporting period	e.g., 12/31/04 for December monthly report
Format Code	3	183	185	WMA	O	Type of file format sold - codec
PO Number	25	186	210	PO123456	R	Unique number for each line of report – for reconciliation
Retail Price	15.4	211	225	000000000163000	NA Currently	Price consumer paid e.g., $16.3000 (4 decimal places)
Wholesale Price	15.4	226	240	000000000146000	R	EMI wholesale price e.g., $14.6000 (4 decimal places)
Net Effective Price	15.4	241	255	000000000128000	R	Unit price due to EMI e.g., $12.8000 (4 decimal places)
Deal /Promo Code	6	256	261	FREE	O	For use with any deals set up by EMI. Free/Promo units populate “FREE”
Consumer Country	3.0	262	264	840	R	Consumer ISO Country Code, e.g., USA = 840
Zip Code	12	265	276	90049	NA Currently	Consumer Zip Code if available
Blank - For Future Use	100	277	376		R	Blank – For Future Use

CONFIDENTIAL

Sales File Formats – Streams, Tethered and Portable Downloads (continued)

Sales File Record Format
1.	Flat .txt file
2.	Header record and detailed records should be in one file
3.	The header record length on this file is 376
4.	The detail record length on this file is 376
5.	Blanks for filler of alphanumeric fields – left justified
6.	Zeros for filler of numeric fields – right justified

Information Provided by EMI Music Marketing for Reporting Purposes
1.	Provider and E-Tailer account numbers will be provided by EMI
2.	Digital UPC will be provided on EMI digital content lists
3.	EMI Digital Track ID will be provided on EMI digital content lists
4.	Usage Codes = STR – Streaming, IRA – Interactive Radio, TDL – Tethered Plays, JUK – Jukebox, PST – Portable.

Other Reporting Information
1.	Digital UPC should be left blank for track sales records
2.	Digital track ID should be left blank for albums sales records
3.	PO Number must be a unique identifier per line of the report
4.	No decimal point in the price fields

FTP Site Information
1.	FTP site for the digital sales file will be provided by EMI
2.	IP address of the FTP site, a user logon and password will be provided by EMI
3.	The naming convention of the file will be consistent, including EMIUS + usage + report date. (e.g. EMIUSSTRmmddyy.TXT for Streaming)
4.	The file will be deleted by EMI once it is received by EMI

CONFIDENTIAL

EXHIBIT 4

CONTENT SUPPLY SPECIFICATIONS

1.	Content Orders.
No order forms will be required.  All EMI Content released and available for use pursuant to this Agreement will be delivered in accordance with this Exhibit 4 and your election of specific file formats and bitrates as specified below or otherwise communicated in writing to EMI’s digital supply chain group or to a person designated to Distributor in writing by EMI.  Distributor will be sent a digital delivery notification providing brief details of the new releases of Authorized Tracks and Authorized Videos available each month of the Term of the Agreement.

2.	Content Delivery.
(a)
Sony DADC is currently EMI’s designee to provide audio EMI Content pursuant to this Agreement, however, EMI may, from time to time, in its sole discretion, appoint alternative designee(s) or deliver such EMI Content directly to Distributor.  Distributor will be required to complete a content ingestion test before receiving any EMI Content pursuant to this Agreement.

(b)
EMI Content will be made available via a FTP site where it will be available to Distributor for a period of thirty (30) days in a “new release” (or similar) folder; thereafter it will be available in a “catalog” (or similar) folder.

(c)	EMI will only make non-mobile Authorized Tracks and Artwork available in one of the following formats and bitrates. Only one format and bit rate may be selected.
(i)  Audio (non-mobile):  (A) WMA Lossless, and (B) MP3 320
(ii)  Artwork:  (A) 1300 x 1300, 300 dpi - jpg, and (B) 1300 x 1300, 300 dpi - tif

(d)
Notice of Distributor’s election in respect of formats and successful completion of test ingestion process are required by EMI before Distributor is given access to the FTP.  If Distributor requires alternative or additional bit rates, the Authorized Tracks may be transcoded by Distributor or an Approved Source on Distributor’s behalf, subject to compliance with the provisions set out in Section 2(e) of this Exhibit.

(e)
If Distributor requires alternative or additional formats or bit rates, Distributor will be permitted to “transcode” the EMI Content or engage a Third Party Contractor to do so on Distributor’s behalf, subject to Distributor’s compliance with the following guidelines:

(i)	To create files from EMI Content with a bit rate of less than 128 Kbps, Distributor may:
A.	transcode from files where (1) the bit rate is twice that of the file created and (2) is of the same codec as the file created; and
B.	transcode from files where (1) the bit rate is three times that of the file created, and (2) the codecs are different.
(ii)	To create 128 Kbps MP3 files to be used for streaming purposes, Distributor may transcode them from 320 Kbps MP3 files.
(iii)	For Digital Downloads to be distributed as so-called “dual-mode” downloads, upon prior written approval from EMI, Distributor may transcode from 128 Kbps WMA files to create 64 Kbps AAC files.
(iv)	Distributor shall not, under any circumstances, Distribute or otherwise make available any Authorized Track which has been encoded at a bit rate in excess of 512 kbps.

This Section 2(e) is subject in each case to Distributor obtaining all licenses, permissions and consents necessary to undertake any such transcoding.  Sony DADC, EMI’s current nominee for the delivery of audio content under this Agreement, may be willing to perform such transcoding services, but this will require a separate agreement between Distributor and Sony DADC.

(f)	The Approved Source will notify Distributor of completion of a delivery order by email confirmation within the same business day that the delivery has been completed.

(g)
In the event of a problematic delivery, Distributor must notify EMI and the Approved Source in writing (identifying in detail the problematic track or tracks and the nature of the problem) within thirty (30) calendar days after the delivery.  EMI will work with the Approved Source to find the root cause of the problem and take necessary and commercially reasonable action, including redelivery to Distributor as appropriate.

CONFIDENTIAL

3.	Charges.

If Distributor wishes to receive the existing catalog of audio (non-mobile) EMI Content, a fee will apply and the rate for Content Supply shall be set forth in the Product Schedule.  No fees will be charged for new releases of audio (non-mobile) EMI Content delivered hereunder.  Contact Distributor’s designated EMI Digital Supply Chain representative to discuss.

4.	Video. If you require delivery of video content, separate terms and conditions shall apply.

5.	Mobile Content.
Sony DADC is EMI’s designee to deliver mobile EMI Content and such content shall be delivered pursuant to separate terms and conditions.

6.	Payment of Outstanding Content Delivery Fees.
EMI’s obligations under this Exhibit 4 are conditioned on Distributor’s payment in full of any outstanding content delivery fees due and payable to EMI as of the Effective Date of the Agreement.

7.	Other.
(a) Upon the Effective Date of this Agreement, any Content Delivery Agreement(s) which may be in place will terminate in respect of audio (non-mobile) EMI Content delivery.

(b)  EMI reserves to itself the complete freedom to modify these content supply specifications at any time on a going-forward basis by written notice to Distributor.  Distributor shall implement any required changes to these specifications within thirty (30) days after receipt of EMI’s notice.  Without limiting the foregoing, EMI shall review the codecs and bit rates on an annual basis each January and may from time to time make changes accordingly.

CONFIDENTIAL

EXHIBIT 5

PARENTAL ADVISORY LABEL GUIDELINES

These Parental Advisory Label Guidelines apply to Master Recordings authorized for distribution and sale by Distributor in accordance with this Agreement for which EMI has determined a Parental Advisory Label Guidelines is warranted or otherwise wishes to label as an “explicit” or “edited” version.

EMI shall identify all such Master Recordings which are Authorized Items by either including the words “Explicit Version” or “Edited Version” next to the name of such Master Recordings or words of like effect or otherwise indicating such in the Product Data.  An unedited version may also be identified by EMI by including the words “Explicit Version” (or words of like effect) next to one listing of a Master Recording and including no words next to a second listing of the same Master Recording (the second listing being the edited version).

For all Authorized Items embodying Master Recordings that EMI has determined a Parental Advisory Label is warranted or otherwise has designated as an “explicit” version:

1.           From the time such Authorized Items are offered through all stages of a purchase or a transmission, Distributor shall (i) display a Parental Advisory Label in a sufficiently legible size next to the name of the Authorized Item or (ii) prominently display the wording “Explicit Content – Parental Advisory” (or such other wording of like effect provided by EMI) next to the names of such Authorized Items and, if applicable, prominently display the wording “Explicit Content – Parental Advisory” (or such other wording provided by EMI) underneath or otherwise near any applicable album cover artwork being displayed by Distributor in accordance with the Agreement.

2.           Distributor shall make available to consumers a hyperlink to, or information extracted from, www.parentalguide.org.

For all Authorized Items embodying Master Recordings designated or otherwise identified by EMI as an “edited” version that are offered for sale by Distributor, from the time such Authorized Items are offered through all stages of a purchase or a transmission, Distributor shall prominently display the wording “Edited Version” (or such other wording of like effect provided by EMI) next to the names of such Authorized Items.

CONFIDENTIAL

EXHIBIT 6

EMI Music North America **Approval Request**

RETAIL CHANNELS / DISTRIBUTORS

EMI PARTNER REQUESTING APPROVAL	
Primarily for the approval of third parties who will be: **(please enter the appropriate number below in the right column)** 1.) retailing/distributing mobile content over fixed-line or via mobile channels 2.) retailing/distributing non-mobile digital content over fixed-line via websites 3.) in retail locations to be added to digital partner (e.g. kiosk, filling station, agreements)	
Account Names (3rd party company, provider AND new account (DBA))	
Type of Retailer or Service (restaurant, electronics store, search engine, website, mobile aggregator, etc.) **If a Carrier, please indicate type of relationship – e.g., will you be supplying content for their on-line store, putting an application on their deck, or having a billing-only agreement.	
All Types of Content Sold via this Site/Service (Digital, Physical, Mobile, Ringtunes, Ringbacks, Tracks, Albums, Videos, etc.)	
Retailer Corporate Address or Address of Retail Location	
Retailer Contact Name, E-mail & Phone	
Retailer/Site Company and Service History (Years in operation, Ownership history, Sales, etc. Please attach any corporate presentations and/or fact sheets	
Do you currently have a relationship with this site/retailer/distributor? (If yes, please indicate in what capacity)	
Product(s) for which this approval is sought (Digital Downloads, Videos, Ringtunes, Ringbacks, Full-Track OTA, for Kiosks, etc.)	
Content Ordering, Payment, Fulfillment Process (Mobile Only) (Please outline the steps from consumer ordering to billing, such as 'via short code', 'through carrier billing', etc.)	
Proposed Retail Price of EMI Content	
Pricing Model (e.g., a la carte, bundled, etc. If bundled, please provide bundles and prices) (Physical retail channels - provide proposed retail price)	
Monthly Recurring Charge (MRC)? (Mobile Only) (If yes, how much?)	
Advertising Revenue? (If yes, please indicate ad model and pricing)	
Subscription Revenue? (If yes, please indicate model and pricing)	
Other Revenue Streams? (If yes, please indicate what type and pricing)	
Launch Date (If already launched, please supply date and average traffic and/or sales since launch)	
Sales and Volume Forecasts – *Please provide an Excel spreadsheet of forecasts for the service(s) for which agreement is sought.*	

Please complete and return to: ENTER NAME AND EMAIL HERE

CONFIDENTIAL

PRODUCT SCHEDULE A.2 – FULL-TRACK AUDIO DOWNLOADS:  FIXED-LINE ONLY

This Product Schedule, effective as of March 25, 2011 (the “Product Schedule A.2 Effective Date”), is made pursuant to and a part of that certain Digital Distribution Agreement dated March 25, 2011, by and between EMI Music Marketing, a division of Capitol Records, LLC, a Delaware limited liability company with offices at EMI Music North America, 150 Fifth Avenue, New York, New York 10011 (“EMI”) and Liquid Spins, a division of Malemark, Inc., a Colorado corporation with offices at 5525 Erindale Drive, Suite 200, Colorado Springs, CO 80918 (“Distributor”).  Except to the extent otherwise expressly set forth in this Product Schedule, this Product Schedule is governed by the terms and conditions of the Basic Agreement.  Any capitalized terms not defined herein shall have the meanings set forth in the Basic Agreement.

Upon EMI’s execution of this Product Schedule, Distributor shall pay EMI the Prepayment as set out in Section 5 (Prepayment) below.

1. (a) Authorized Items and (b) Product	(a) Authorized Tracks in the form of (b) Audio DRM-Free Downloads.

2. Service
For the purposes of the Distribution of Audio DRM-Free Downloads pursuant to this Product Schedule, the “Service” shall mean Distributor’s full-track a la carte audio download service, which allows End Users to purchase tracks by accessing Distributor’s web site via quick-response matrix barcodes (“QR codes”).  An End User has seventy-two (72) hours following the purchase to connect to his or her account on the Service from his or her Terminal Device, via secure log-in, in order to download the purchased track(s) to his or her Terminal Device.

3. Product Schedule Term	The Product Schedule Term shall run for twelve (12) months years from the Product Schedule A.2 Effective Date to March 24, 2012.
4. Distribution of Authorized Items
Subject to Distributor’s compliance with this Agreement, EMI authorizes Distributor, solely as part of the Service during the Term and in the Territory and within the limits of the Product Data, on a non-exclusive, non-transferable basis, to:

(a)  make and store on Distributor’s servers such internal copies of Authorized Tracks as are reasonably necessary to enable Distributor to make available the Authorized Tracks through the Service;

(b) sell Authorized Tracks as Audio DRM-Free Downloads from Distributor’s servers solely by way of transactions solicited and paid for via secure connection, via wireless or cellular public networks, from End Users’ Approved Handsets or Portable Devices, directed to Distributor’s web site via QR codes (but only delivered to Terminal Devices as set forth in (c) below);

(c) distribute Authorized Tracks as Audio DRM-Free Downloads from Distributor’s servers solely by way of secure transmission via the Internet to the Terminal Devices of End Users;

(d) encode (at a quality not exceeding 800x800 pixels at 72 dpi) and display Artwork on the Service for the sole purposes of identifying and promoting on the Service the availability of the related Audio DRM-Free Downloads on the Service and permitting End Users to (i) display such Artwork on the End User’s Terminal Device while the applicable Authorized Track is being browsed or played and (ii) print such Artwork solely for use as an insert in any End User-assembled packaging for the associated Authorized Track; and

(e)  encode and digitally transmit excerpts of Authorized Tracks, up to thirty (30) seconds in duration, from Distributor’s servers to the Terminal Devices of prospective End User purchasers as Streams, for the purpose of allowing prospective End User purchasers to preview the corresponding Digital Downloads prior to purchase and not as part of any “clip sampling” or like service.

CONFIDENTIAL

5. Prepayment
Distributor shall pay EMI, in addition to any other fees to be paid by Distributor under this Agreement ***** full no later than March 25, 2011.

Once the Prepayment has been recouped by Distributor from PPDs due to EMI, Distributor shall pay to EMI the PPD due as calculated in accordance with this Product Schedule.

6. Pricing
(a) Individual Tracks.  For each Audio DRM-Free Download distributed by Distributor hereunder as an individual track, Distributor shall pay to EMI the PPD applicable to such Audio DRM-Free Download as set forth in the Product Data, which shall be selected by EMI from the wholesale prices applicable to individual tracks on the Rate Card in effect at the time.

(b)  Multi-Track Collections.  For each Audio DRM-Free Download distributed by Distributor hereunder as an album or as a multi-track collection (as defined by EMI in its sole discretion), Distributor shall pay to EMI the PPD applicable to such Audio DRM-Free Download as set forth in the Product Data, which shall be selected by EMI from the wholesale prices applicable to albums or other multi-track collections on the Rate Card in effect at the time.

7. Content Delivery Fee	Distributor shall pay to EMI ***** the content supply and delivery of the Audio DRM-Free Downloads.
8. Re-Installs	If Distributor chooses to offer re-installs of Products to End Users on a free basis or otherwise, Distributor shall pay to EMI the PPD for each such Product.

By signing below, EMI and Distributor agree to be bound by this Product Schedule.

For and on behalf of EMI		For and on behalf of DISTRIBUTOR
By:	/s/ Paul Kahn	By:	/s/ Herman Deboard
Name:	Paul Kahn	Name:	Herman Deboard
Title:	CFO EMI NA	Title:	CEO